UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 15, 2006

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066

 (Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.             Termination of a Material Definitive Agreement.

Pursuant to its previously announced plans, on May 15, 2006, The Manitowoc Company exercised its early redemption option and repaid its 10 3/8% Senior Subordinated Notes due 2011. The total principal, call premium and accrued and unpaid interest amount paid was €193 million. The call premium paid to note holders was 105.188% of the principal amount of the notes. The Bank of New York, Trustee for the issue, redeemed the notes through its London and Luxemburg offices. Manitowoc generated proceeds for the redemption of the notes from its multi-currency revolving credit facility, its accounts receivable securitization facility and cash on hand.

As a result of the redemption, the related indenture dated May 9, 2001, by and among The Manitowoc Company, the guarantor subsidiaries thereunder and The Bank of New York, as Trustee, terminated automatically as of May 15, 2006.

In connection with the redemption of the notes, Manitowoc amended its $300 million multi-currency revolving credit facility, dated June 10, 2005, with the lenders parties thereto and JPMorgan Chase Bank, N.A., as Agent, to: (a) permit redemption of the notes; (b) designate BPGR Sarl, an indirectly owned, foreign subsidiary of The Manitowoc Company, as a foreign borrower under the credit facility; and (c) arrange for the making of loans in foreign currency to this new offshore borrower.

These matters are described in the press release that The Manitowoc Company issued on May 16, 2006, a copy of which is attached as an Exhibit to this filing.

Item 9.01                Financial Statements and Exhibits

(d)            Exhibits

99.1     Press release announcing redemption and repayment of 10 3/8% Senior Subordinated Notes due 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: May 16, 2006	/s/ Dean J. Nolden
Dean J. Nolden
Vice President Finance — Assistant Treasurer

THE MANITOWOC COMPANY, INC.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated as of May 15, 2006

Exhibit No.	Description	Filed Herewith

99.1	Press release announcing redemption and repayment of 10 3/8% Senior Subordinated Notes due 2011	X